EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Legend Spices Inc.

(Exact Name of Registrant as Specified in its Charter)

Offering

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common stock, $0.001 par value per share	5,000,000 shares	0.02	100,000	15.11

(1)	5,000,000 shares are being offered by a direct offering at the price of $0.02 per share.

(2)

The offering price has been arbitrarily determined by our company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3)	The costs of the offering are estimated to be $30,000, which, would result in net proceeds to the Company of $70,000.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act, based upon the fixed price of the direct offering.